Exhibit (e)(25)

AMENDMENT TO

CHANGE IN CONTROL AGREEMENT

THIS AMENDMENT TO CHANGE IN CONTROL AGREEMENT (this “Amendment”) is made and entered into as of September 4, 2018 (the “Amendment Date”), by and between SENOMYX, INC., a Delaware corporation (the “Company”), and Susie Melody (formerly, Susie Firestone) (the “Employee”).

RECITALS:

A. The Employee and the Company entered into a certain Change in Control Agreement dated March 31, 2009 (the “CIC Agreement”). Terms used herein and not otherwise defined herein have the same meaning given in the CIC Agreement.

B. The Company and Employee wish to amend the CIC Agreement as set forth below.

AGREEMENT:

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Employee and the Company agree as follows effective as of the Amendment Date:

1. New Section 1(d): A new Section 1(d) shall be added to the Agreement, which shall read in its entirety as follows:

“(d) The Employee shall be entitled to receive, and the Company shall provide to the Employee, a 3-month full-service outplacement benefit/program through Lee Hecht Harrison, or an alternative professional outplacement service through an outplacement vendor of Employee’s choosing. If Employee uses an alternative professional outplacement vendor, Company shall reimburse the Employee up to $5,500 of fees incurred for such outplacement vendor.”

2. Choice of Law. This Amendment is made and entered into in San Diego, California, and it shall be construed and interpreted in accordance with the laws of the State of California as applied to agreements among California residents entered into and to be performed entirely within California.

3. Effect of Amendment. The Company and Employee hereby agree that all other terms and conditions of the CIC Agreement shall remain in full force and effect except as modified by this Amendment.

4. Counterparts. This Amendment may be executed in any number of counterparts and signatures delivered by facsimile, each of which shall be deemed an original, but all of which together shall constitute one instrument.

1.

IN WITNESS WHEREOF, the Parties have executed this Amendment as of the date first above written.

“Company”		SENOMYX, INC.
a Delaware corporation

	By:	/s/ John Poyhonen
John Poyhonen, President and CEO

“Employee”		/s/ Susie Melody
Susie Melody

[AMENDMENT TO CHANGE IN CONTROL AGREEMENT]